EXHIBIT 10.17

TERMINATION AGREEMENT


THIS TERMINATION AGREEMENT is made as of the 30TH day of July, 1998, by and between CNS, Inc., a Delaware corporation ("CNS") and LecTec Corporation, a Minnesota corporation ("Manufacturer").

                                   BACKGROUND

CNS, Manufacturer and Pharmadyne Corporation, (Pharmadyne) a Minnesota Corporation, are parties to that certain Marketing and Distribution Agreement dated January 11, 1996 (the "Distribution Agreement") whereby Manufacturer manufactures and CNS markets and distributes a product (the "Product"), as defined in the Distribution Agreement. In October 1997, Pharmadyne became a wholly-owned subsidiary of Manufacturer and in December 1997 Pharmadyne was merged into Manufacturer and ceased to exist as a separate corporation. The parties wish to terminate the Distribution Agreement and their respective rights and obligations thereunder.

NOW, THEREFORE, in consideration of the mutual promises contained in this Termination Agreement, the parties agree as follows:

1. The Distribution Agreement is hereby terminated and of no further force and effect; provided, however, that Sections 12 (Manufacturer's Warranties and Representations; Indemnification), 13 (Distributor's Representations, Indemnification), and 19 (Confidential Information) shall survive termination as contemplated in the Distribution Agreement.

2. Manufacturer agrees to repurchase all inventory of the Product in the possession of CNS as of the date of this Termination Agreement, provided that all such Product has at least 50% (one year) of its original shelf life and is new, unused and not materially damaged, and in full, unopened cases (such inventory of Product and Product returns are collectively referred to hereafter as the "Repurchased Product"). The repurchase shall be completed no later than September 30, 1998. The purchase price for the Repurchased Product shall be the original invoice purchase price paid by CNS for the Product. (Refer to Exhibit A)

3. Manufacturer is hereby authorized to sell the Repurchased Product with the CNS mark and/or packaging; provided, however, that unless otherwise agreed to in writing, Manufacturer shall not be authorized to include the CNS mark on any product sold after April 30, 1999.

4. CNS shall bear responsibility for any Product that was initially purchased from CNS or through its broker network, and that is returned by such brokers or retailers. Manufacturer shall bear responsibility for any Product returned by brokers or retailers that was shipped directly from and invoiced by Manufacturer. CNS and Manufacturer agree that responsibility for specific product returns shall be established based on product lot number identification. To the extent that any of such returned Product is damaged or defective and such retailer or broker is then purchasing the Product from Manufacturer, Manufacturer shall replace such damaged or defective Product.

     Manufacturer is not assuming, and CNS shall bear all responsibility for, any contractual obligations it entered into prior to the date of this Agreement, including without limitation, commissions to CNS' brokers and all other obligations under CNS' agreements with its brokers. Manufacturer shall be entitled to negotiate such broker agreements for the Product, as it deems appropriate.

     CNS shall bear responsibility for any financial commitments that it or its brokers made prior to the date of this Agreement (e.g. advertising, co-op, slotting fees and the like). CNS has represented to Manufacturer that there are no such outstanding financial commitments as of the date of this Agreement.

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5.   The parties shall cooperate with each other in announcing to the public and to retailers of the Product the direct role Manufacturer will take in marketing and distributing the Product as a consequence of the termination of the Distribution Agreement, it being the objective of the parties to make the transition of the marketing and distribution of the Product from CNS to Manufacturer as smooth as reasonably possible. CNS and Manufacturer shall also cooperate in jointly releasing to the public information positively reflecting the nature of this transition.

6. The "TheraPatch" Internet web site domain developed by CNS and Manufacturer shall be transferred to and become the sole property of Manufacturer as of the date of this Termination Agreement.

7. As additional consideration for the foregoing, the parties hereby release any and all claims of any nature that they may have against each other and their respective principals, officers, directors, and agents arising out of the Distribution Agreement. Nothing in this paragraph 7 shall preclude a claim based on breach of this Termination Agreement.

8. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota; it constitutes the entire agreement between the parties on the subject matter hereof and supersedes all prior negotiations and discussions, written or oral, between the parties; and no provision shall be modified, amended, waived or supplemented by any means other than a written instrument which refers to this Termination Agreement and is signed by the parties hereto. The parties further agree that, from time to time they will execute and deliver to one another such further instruments and take such other action as may be reasonably requested to effect the intentions of the parties as indicated in this Termination Agreement.


IN WITNESS WHEREOF, the parties have entered this Termination Agreement effective as of the date first written above.

CNS, INC.


By         /s/ David J. Byrd
           ----------------------------


Its        Chief Financial Officer
           --------------------------------------
                      Title


LECTEC CORPORATION


By         /s/ Rodney A. Young
           --------------------------------------
           Rodney A. Young

Its        Chairman, CEO & President
           ----------------------------
                      Title

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                                    EXHIBIT A


SCHEDULE OF REPURCHASED PRODUCT AND CALCULATION OF AMOUNT TO BE PAID TO CNS BY
MANUFACTURER:


Quantity of cases on hand in CNS warehouse of
       TheraPatch as of July 30th, 1998                 (Confidential treatment
                                                        has been requested)

Original invoice price per case paid by CNS as per
       Section 2 of this termination agreement          (Confidential treatment
                                                        has been requested)

     Total                                              (Confidential treatment
                                                        has been requested)

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